Exhibit 99.1

               Minera Yanacocha Resumes Mining Operations in Peru

      DENVER and LIMA, Peru, Sept. 17 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) and Compania de Minas Buenaventura (NYSE: BVN) today announced that Minera Yanacocha has begun resuming normal mining operations at its mine north of the city of Cajamarca, Peru, after an agreement was reached between the Government of Peru, representatives from the Cajamarca community and Minera Yanacocha. The blockade of the access road to the mine ended at approximately 4:00 p.m. Central Daylight Time today. Minera Yanacocha had scaled back mining operations earlier in the week as a result of a blockade of the mine access road.

      The temporary scaling back of mining operations will not impact the estimated full year 2004 gold production and sales of approximately three million ounces, on a 100% basis, from Yanacocha.

      Minera Yanacocha worked with all parties to reach consensus to set aside the exploration drilling permit at the Cerro Quilish gold deposit so that further hydrological studies can be conducted to assess any future impact Cerro Quilish may have on the Cajamarca community's water supply.

      Carlos Santa Cruz, Vice President of South American Operations of Newmont, said, "We are pleased that negotiations led to a peaceful resolution of this matter. We understand the importance of safeguarding the water supply in the Cajamarca region."

      Roque Benavides, President and Chief Executive Officer of Buenaventura, said, "Mining is a vital part of Peru, creating economic opportunities, jobs and enhancement of the quality of life for local communities. We look forward to working with the local community in a mutually beneficial and fair manner."

      Newmont, Buenaventura and the Internacional Finance Corporation hold 51.35%, 43.65% and 5%, respectively, in Minera Yanacocha.

      Cautionary Statement

      This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding future production or permitting activities. Where Newmont expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the company's 2003 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company's other SEC filings. Newmont does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE  Newmont Mining Corporation; Compania de Minas Buenaventura
    -0-                             09/17/2004
    /CONTACT: Investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com, or Media, Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    /Web site:  http://www.newmont.com /
    (NEM BVN)

CO:  Newmont Mining Corporation; Compania de Minas Buenaventura
ST:  Peru, Colorado
IN:  MNG
SU:  LBR